Exhibit 99.1

Unifi Announces First Quarter Fiscal 2019 Results

Sixth consecutive quarter of revenue growth fueled by innovative PVA portfolio;

unexpected surge in raw material costs in the quarter reduced earnings;

revising fiscal 2019 profitability outlook to low end of prior range due to current cost environment

GREENSBORO, N.C., October 30, 2018 – Unifi, Inc. (NYSE: UFI), one of the world’s leading innovators in recycled and synthetic yarns, today released operating results for the first quarter ended September 30, 2018.

First Quarter Fiscal 2019 Highlights

•

Net sales increased $17.4 million, or 10.6%, to $181.6 million, compared to $164.2 million for the first quarter of fiscal 2018, and increased $24.0 million, or 14.6%, when excluding the impact of foreign currency translation.

•

Revenues from premium value-added (“PVA”) products grew 10.1% compared to the first quarter of fiscal 2018, or 14.4% when excluding the impact of foreign currency translation, and represented approximately 43% of consolidated net sales.

•	Gross margin was 11.0%, compared to 14.2% for the first quarter of fiscal 2018, impacted by higher costs, including raw materials, and a less favorable sales mix.
•	Operating income was $5.7 million, compared to $10.2 million for the first quarter of fiscal 2018, impacted by lower gross profit and incremental selling, general and administrative (“SG&A”) expenses.
•	Diluted EPS was $0.10, compared to $0.48 for the first quarter of fiscal 2018, impacted by a loss from Parkdale America, LLC (“PAL”) and a significantly higher effective tax rate.
•	High end of the range of expectations for fiscal 2019 profitability has been reduced to reflect cost pressures, and fiscal 2019 effective tax rate outlook is updated accordingly.

“We continued to execute on our strategy of driving sales with our PVA portfolio as our team delivered its sixth consecutive quarter of sales growth,” said Kevin Hall, Chairman and CEO of Unifi. “Our PVA portfolio, including the sustainable REPREVE® platform, continues to distinguish us in the global market. While we are proud of our overall sales growth, profitability fell below expectations as raw material costs rose again.  Similarly, profitability for the Parkdale joint venture fell below expectations due to higher cotton costs. We saw sales benefit from our recently acquired dyed business and remain upbeat on the outlook for this venture even though we are incurring some short-term integration costs.  Unifi has and will continue to take pricing actions to counterbalance rising input costs while focusing on improving margins by delivering innovative and sustainable solutions necessary to achieve profitable long-term growth.”

First Quarter Fiscal 2019 Operational Review

The first quarter of fiscal 2019 consisted of 14 weeks, compared to 13 weeks in the first quarter of fiscal 2018.  Net sales in the first quarter of fiscal 2019 increased $17.4 million, or 10.6%, to $181.6 million, compared to $164.2 million for the first quarter of fiscal 2018, and increased $24.0 million, or 14.6%, when excluding the impact of foreign currency translation.  Domestic revenue growth was driven by the additional fiscal week in the quarter, contributing approximately $8.3 million, and an increase in sales volume and pricing actions implemented during the second half of fiscal 2018.  International revenue growth was led by PVA product sales, partially offset by unfavorable foreign currency translation impacts.

Gross margin was 11.0% for the first quarter of fiscal 2019, compared to 14.2% for the first quarter of fiscal 2018. The decrease in gross margin was driven primarily by higher raw material costs, a less favorable sales mix in a highly competitive domestic environment, and integration costs associated with the recent dyed business acquisition. Raw material-related pricing adjustments continued to take hold in the first quarter of fiscal 2019, but these adjustments were not sufficient to overcome the additional raw material cost increases experienced in the quarter.

Operating income declined to $5.7 million for the first quarter of fiscal 2019, from $10.2 million for the first quarter of fiscal 2018. The decline in operating income was primarily due to the $3.3 million decrease in gross profit and a $1.5 million increase in SG&A expenses. Gross profit included a $0.9 million decline for our Brazil operations related to the weaker economic environment amid local political volatility. SG&A expenses were in line with recent levels, which include the incremental investments in the Company’s commercial capabilities made in fiscal 2018.  Foreign currency transaction gains in the first quarter of fiscal 2019 totaled $0.3 million, compared to losses of $0.3 million in the first quarter of fiscal 2018.

Net income was $1.8 million for the first quarter of fiscal 2019, compared to $9.0 million for the first quarter of fiscal 2018. Net income for the first quarter of fiscal 2019 was adversely impacted by comparatively higher operating expenses, $2.9 million less in pre-tax earnings from PAL and a higher effective tax rate. Diluted EPS was $0.10 for the first quarter of fiscal 2019 and $0.48 for the first quarter of fiscal 2018.

Adjusted EBITDA was $11.9 million for the first quarter of fiscal 2019, compared to $15.8 million for the first quarter of fiscal 2018. The decrease in Adjusted EBITDA resulted primarily from lower gross profit and incremental SG&A expenses.  Adjusted EBITDA is a non-GAAP financial measure. The schedule included in this press release reconciles Adjusted EBITDA to Net income, the most directly comparable GAAP financial measure.

Unifi Announces First Quarter Fiscal 2019 Results	2

Net debt (debt principal less cash and cash equivalents) was $98.8 million at September 30, 2018, compared to $86.3 million at June 24, 2018, as working capital increased in the quarter.  Cash and cash equivalents decreased from $44.9 million at June 24, 2018 to $42.2 million at September 30, 2018.

Fiscal 2019 Outlook

Fiscal 2019 contains 53 fiscal weeks, with the additional week included in the first fiscal quarter.  The Company’s second quarter gross profit will be unfavorably impacted by a surge in polyester raw material costs in September, which was driven by higher global demand and tighter supply for polyester feedstocks, and a seasonal shut-down period in December 2018, which will occur in the Company’s second quarter rather than the third quarter as it did in the prior year.  Therefore, the Company’s expectations for net sales and capital expenditures remain unchanged, while the high end of the range of expectations for operating income and Adjusted EBITDA growth has been reduced.  Consistent with these expectations, and having greater clarity on the effects of recent tax reform legislation, the Company has increased its effective tax rate outlook.  However, the Company expects cash tax payments as a percentage of income before income taxes to be in the mid-30% range.  In summary, the Company now anticipates the following:

•	Mid-single-digit percentage growth for net sales;
•	Mid-single-digit percentage growth for operating income and Adjusted EBITDA, assuming an improving price to raw material cost relationship;
•	Capital expenditures of approximately $25.0 million; and
•	An effective tax rate in the mid-40% range, subject to further adjustment in light of pending interpretations of the December 2017 federal tax reform legislation.

“Raw material costs have been rising over the last four quarters, and there was a dramatic jump in polyester costs in September that will place even more pressure on our second quarter profitability.  While this rise is clearly a headwind, we anticipate a better relationship between pricing and cost in the second half of the year.  This would benefit our third and fourth quarters, returning our profitability to the lower end of our original expectations,” said Kevin Hall, Chairman and CEO of Unifi. “We will continue to address input cost pressures with responsive pricing actions, while focusing on increased sales of innovative solutions that we believe will provide us the portfolio differentiation necessary to achieve long-term growth.  We look forward to providing more detail on our strategic growth plan for the next few years during our Investor Day on November 15.”

Unifi Announces First Quarter Fiscal 2019 Results	3

First Quarter Fiscal 2019 Earnings Conference Call

The Company will provide additional commentary regarding its first quarter fiscal 2019 results and other developments during its earnings conference call on October 30, 2018, at 8:30 a.m. Eastern Time. The call can be accessed via a live audio webcast on the Company’s website at http://investor.unifi.com. Additional supporting materials and information related to the call will also be available on the Company’s website.

###

About Unifi:

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world's leading innovators in manufacturing synthetic and recycled performance fibers. The Company's proprietary PROFIBER™ technologies offer increased performance, comfort and style advantages, enabling customers to develop products that perform, look and feel better. Through REPREVE®, one of Unifi's proprietary technologies and the global leader in branded recycled performance fibers, Unifi has transformed more than 13 billion plastic bottles into recycled fiber for new apparel, footwear, home goods and other consumer products. Unifi continually innovates technologies to meet consumer needs in moisture management, thermal regulation, antimicrobial, UV protection, stretch, water resistance and enhanced softness. Unifi collaborates with many of the world's most influential brands in the sports apparel, fashion, home, automotive and other industries. For more information about Unifi, visit www.Unifi.com.

Contact information:

Alpha IR Group

312-445-2870

UFI@alpha-ir.com

Financial Statements, Business Segment Information and Reconciliations of Reported Results to Adjusted Results to Follow

Unifi Announces First Quarter Fiscal 2019 Results	4

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2018	June 24, 2018
ASSETS
Cash and cash equivalents	$42,195	$44,890
Receivables, net	87,082	86,273
Inventories	131,961	126,311
Other current assets	21,180	16,820
Total current assets	282,418	274,294

Property, plant and equipment, net	203,820	205,516
Investments in unconsolidated affiliates	112,726	112,639
Other non-current assets	9,154	9,358
Total assets	$608,118	$601,807

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other current liabilities	$63,489	$68,007
Current portion of long-term debt	16,814	16,996
Total current liabilities	80,303	85,003
Long-term debt	123,633	113,553
Other long-term liabilities	14,069	13,470
Total liabilities	218,005	212,026

Total shareholders’ equity	390,113	389,781
Total liabilities and shareholders’ equity	$608,118	$601,807

Unifi Announces First Quarter Fiscal 2019 Results	5

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended
	September 30, 2018	September 24, 2017
Net sales	$181,611	$164,242
Cost of sales	161,592	140,950
Gross profit	20,019	23,292
Selling, general and administrative expenses	14,411	12,863
Provision (benefit) for bad debts	131	(59)
Other operating (income) expense, net	(240)	315
Operating income	5,717	10,173
Interest income	(147)	(81)
Interest expense	1,467	1,185
Equity in earnings of unconsolidated affiliates	(239)	(3,087)
Income before income taxes	4,636	12,156
Provision for income taxes	2,824	3,196
Net income	$1,812	$8,960

Net income per common share:
Basic	$0.10	$0.49
Diluted	$0.10	$0.48

Weighted average common shares outstanding:
Basic	18,368	18,243
Diluted	18,703	18,571

Unifi Announces First Quarter Fiscal 2019 Results	6

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Three Months Ended
	September 30, 2018	September 24, 2017
Cash and cash equivalents at beginning of year	$44,890	$35,425
Operating activities:
Net income	1,812	8,960
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in earnings of unconsolidated affiliates	(239)	(3,087)
Distributions received from unconsolidated affiliates	504	7,178
Depreciation and amortization expense	6,036	5,510
Non-cash compensation expense	998	1,151
Deferred income taxes	909	918
Other, net	(201)	(23)
Inventories	(15,079)	(6,021)
Income taxes	6,591	(351)
Other changes in assets and liabilities	(6,289)	1,525
Net cash (used in) provided by operating activities	(4,958)	15,760

Investing activities:
Capital expenditures	(6,384)	(5,148)
Other, net	15	57
Net cash used in investing activities	(6,369)	(5,091)

Financing activities:
Proceeds from long-term debt	34,000	22,200
Payments on long-term debt	(24,190)	(26,185)
Other, net	(402)	(44)
Net cash provided by (used in) financing activities	9,408	(4,029)

Effect of exchange rate changes on cash and cash equivalents	(776)	326
Net (decrease) increase in cash and cash equivalents	(2,695)	6,966
Cash and cash equivalents at end of period	$42,195	$42,391

Unifi Announces First Quarter Fiscal 2019 Results	7

BUSINESS SEGMENT INFORMATION

(Unaudited)

(Dollars in thousands)

Net sales details for each reportable segment of the Company are as follows:

	For the Three Months Ended
	September 30, 2018	September 24, 2017	Change ($)	Change (%)
Polyester	$100,131	$87,738	$12,393	14.1%
Nylon	27,949	26,827	1,122	4.2%
International	52,353	48,659	3,694	7.6%
All Other	1,178	1,018	160	15.7%
Consolidated	$181,611	$164,242	17,369	10.6%

Gross profit details for each reportable segment of the Company are as follows:

	For the Three Months Ended
	September 30, 2018	September 24, 2017	Change ($)	Change (%)
Polyester	$6,728	$8,913	$(2,185)	-24.5%
Nylon	2,144	3,314	(1,170)	-35.3%
International	11,023	10,998	25	0.2%
All Other	124	67	57	85.1%
Consolidated	$20,019	$23,292	(3,273)	-14.1%

RECONCILIATIONS OF REPORTED RESULTS TO ADJUSTED RESULTS

(Unaudited)

(In thousands)

EBITDA and Adjusted EBITDA

The reconciliations of the amounts reported under U.S. generally accepted accounting principles (“GAAP”) for Net income to EBITDA and Adjusted EBITDA are as follows:

	For the Three Months Ended
	September 30, 2018	September 24, 2017
Net income	$1,812	$8,960
Interest expense, net	1,320	1,104
Provision for income taxes	2,824	3,196
Depreciation and amortization expense	5,948	5,417
EBITDA	11,904	18,677

Equity in loss (earnings) of PAL	17	(2,854)
EBITDA excluding PAL	11,921	15,823

Other adjustments (1)	—	—
Adjusted EBITDA	$11,921	$15,823

(1)	For the periods presented, there were no other adjustments necessary to reconcile Net income to Adjusted EBITDA. However, such adjustments may be presented in future periods when applicable.

Note: Amounts presented in the reconciliations above may not be consistent with amounts included in the Company’s condensed consolidated financial statements. Any such inconsistencies are insignificant and are integral to the reconciliations.

Unifi Announces First Quarter Fiscal 2019 Results	8

Non-GAAP Financial Measures

Certain non-GAAP financial measures included herein are designed to complement the financial information presented in accordance with GAAP. These non-GAAP financial measures include Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA (together, the “non-GAAP financial measures”).

•	EBITDA represents Net income before net interest expense, income tax expense, and depreciation and amortization expense.
•

Adjusted EBITDA represents EBITDA adjusted to exclude equity in loss (earnings) of PAL and, from time to time, certain other adjustments necessary to understand and compare the underlying results of Unifi.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered a substitute for performance measures determined in accordance with GAAP. The calculations of the non-GAAP financial measures are subjective, based on management’s belief as to which items should be included or excluded in order to provide the most reasonable and comparable view of the underlying operating performance of the business. We may, from time to time, modify the amounts used to determine our non-GAAP financial measures. When applicable, management’s discussion and analysis includes specific consideration for items that comprise the reconciliations of its non-GAAP financial measures.

We believe that these non-GAAP financial measures better reflect Unifi’s underlying operations and performance and that their use, as operating performance measures, provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets, among otherwise comparable companies.

Management uses Adjusted EBITDA (i) as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis, as it removes the impact of (a) items directly related to our asset base (primarily depreciation and amortization) and (b) items that we would not expect to occur as a part of our normal business on a regular basis; (ii) for planning purposes, including the preparation of our annual operating budget; (iii) as a valuation measure for evaluating our operating performance and our capacity to incur and service debt, fund capital expenditures and expand our business; and (iv) as one measure in determining the value of other acquisitions and dispositions. Adjusted EBITDA is a key performance metric utilized in the determination of variable compensation. We also believe Adjusted EBITDA is an appropriate supplemental measure of debt service capacity, because it serves as a high-level proxy for cash generated from operations and is relevant to our fixed charge coverage ratio. Equity in loss (earnings) of PAL is excluded from Adjusted EBITDA because such results do not reflect our operating performance.

In evaluating non-GAAP financial measures, investors should be aware that, in the future, we may incur expenses similar to the adjustments included herein. Our presentation of non-GAAP financial measures should not be construed as indicating that our future results will be unaffected by unusual or non-recurring items. Each of our non-GAAP financial measures has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results or liquidity measures as reported under GAAP. Some of these limitations are (i) it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; (ii) it does not reflect the impact of earnings or charges resulting from matters we consider not indicative of our ongoing operations; (iii) it does not reflect changes in, or cash requirements for, our working capital needs; (iv) it does not reflect the cash requirements necessary to make payments on our debt; (v) it does not reflect our future requirements for capital expenditures or contractual commitments; (vi) it does not reflect limitations on or costs related to transferring earnings from our subsidiaries to us; and (vii) other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, these non-GAAP financial measures should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations, including those under our outstanding debt obligations. You should compensate for these limitations by relying primarily on our GAAP results and using these measures only as supplemental information.

Unifi Announces First Quarter Fiscal 2019 Results	9

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about the financial condition and results of operations of Unifi that are based on management’s beliefs, assumptions and expectations about our future economic performance, considering the information currently available to management.  An example of such forward-looking statements include, among others, guidance pertaining to our financial outlook. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “plan,” “estimate,” “project,” “expect,” “intend,” “seek,” “strive” and words of similar import, or the negative of such words, identify or signal the presence of forward-looking statements.  These statements are not statements of historical fact, and they involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition that we express or imply in any forward-looking statement.

Factors that could contribute to such differences include, but are not limited to: the competitive nature of the textile industry and the impact of global competition; changes in the trade regulatory environment and governmental policies and legislation; the availability, sourcing and pricing of raw materials; general domestic and international economic and industry conditions in markets where Unifi competes, including economic and political factors over which Unifi has no control; changes in consumer spending, customer preferences, fashion trends and end uses for products; the financial condition of Unifi’s customers; the loss of a significant customer or brand partner; natural disasters, industrial accidents, power or water shortages, extreme weather conditions and other disruptions at one of our facilities; the success of Unifi’s strategic business initiatives; the volatility of financial and credit markets; the ability to service indebtedness and fund capital expenditures and strategic business initiatives; the availability of and access to credit on reasonable terms; changes in foreign currency exchange, interest and inflation rates; fluctuations in production costs; the ability to protect intellectual property; the strength and reputation of our brands; employee relations; the ability to attract, retain and motivate key employees; the impact of environmental, health and safety regulations; the impact of tax laws, the judicial or administrative interpretations of tax laws and/or changes in such laws or interpretations; the operating performance of joint ventures and other equity method investments; and the accurate financial reporting of information from equity method investees.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.  New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on Unifi.  Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, except as may be required by federal securities laws. The above and other risks and uncertainties are described in Unifi’s most recent annual report on Form 10-K, and additional risks or uncertainties may be described from time to time in other reports filed by Unifi with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

-end-

Unifi Announces First Quarter Fiscal 2019 Results	10